UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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NexPoint Real Estate Finance, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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NexPoint Real Estate Finance, Inc.

2515 McKinney Avenue, Suite 1100

Dallas, Texas 75201

PROXY STATEMENT SUPPLEMENT

May 4, 2021

Dear NREF Stockholder:

We have previously sent to you proxy materials for the annual meeting of stockholders of NexPoint Real Estate Finance, Inc. (the “Company”) to be held on Tuesday, May 11, 2021. With respect to Proposal 1 therein, our Board of Directors has unanimously recommended that stockholders vote FOR the election of each of the director nominees. In addition, with respect to Proposal 2 therein, our Board of Directors has unanimously recommended that stockholders vote FOR the approval of the potential issuance of common stock to related party affiliates in connection with the redemption (the “Redemption Issuance”) of units of limited partnership interests in the Company’s operating partnership (“OP Units”).

We encourage you to read this proxy statement supplement carefully because it contains important supplemental information concerning Proposal 1 and Proposal 2. With respect to Proposal 1, the supplemental information includes details of an amendment to the Company’s Bylaws adopted by the Board of Directors which provides that the Company’s stockholders may alter, amend or repeal the Company’s Bylaws by the affirmative vote of a majority of the votes entitled to be cast on the matter and without any action by the Board of Directors. With respect to Proposal 2, the supplemental information includes clarifying disclosure regarding the number of shares of common stock that would be issuable upon redemption of OP Units and the consequences to stockholders of approval and non-approval of the proposal.

Your vote is important because the election of directors requires the affirmative vote of the plurality of votes cast and the approval of the Redemption Issuance requires the affirmative vote of the majority of the votes cast. With regard to the election of directors, abstentions and broker non-votes are not considered votes cast and will have no effect. With regard to approval of the Redemption Issuance, abstentions will be considered votes cast and will have the same effect as a vote against the proposal, while broker non-votes are not considered votes cast and will have no effect.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on Proposal 1, Proposal 2 or any other proposal. If you would like to change your vote, you may change your vote online at vote.proxyonline.com or you may call 1-888-227-9349 for an automated touchtone voting line or 1-877-283-0325 for a live operator. You will need your control number, which can be found on your proxy card. For additional information, please refer to the proxy statement dated April 13, 2021.

Brian Mitts
Chief Financial Officer, Executive VP-Finance, Secretary and Treasurer

Dallas, Texas

May 4, 2021

PROXY STATEMENT SUPPLEMENT

INTRODUCTION

This Proxy Statement Supplement is being furnished by the Board of Directors (the “Board”) of NexPoint Real Estate Finance, Inc., a Maryland corporation (the “Company”), in connection with the solicitation of proxies by the Board for use at the annual meeting of the stockholders of the Company to be held virtually on May 11, 2021, beginning at 10:30 a.m. Central Time, and at any postponement or adjournment. This Proxy Statement Supplement supplements the Company’s proxy statement dated April 13, 2021 (the “Proxy Statement”) and regards the proposals relating to the election of directors and the approval of the potential issuance of common stock to related party affiliates in connection with the redemption (the “Redemption Issuance”) of units of limited partnership interests in the Company’s operating partnership (“OP Units”).

UPDATE WITH RESPECT TO THE
ELECTION OF DIRECTORS
(Proposal 1)

The Board approved an amendment to the Bylaws by adopting the Amended and Restated Bylaws of the Company (as amended and restated, the “Amended Bylaws”), effective May 4, 2021. The amendment to the Bylaws reflected in Article XV of the Amended Bylaws provides that the Company’s stockholders may alter, amend or repeal the Amended Bylaws by the affirmative vote of a majority of the votes entitled to be cast on the matter and without any action by the Board. A complete copy of the Company’s current Amended Bylaws, including the language added in Article XV, is attached to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 4, 2021. The foregoing summary of the Amended Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Bylaws.

UPDATE WITH RESPECT TO THE
APPROVAL OF THE REDEMPTION ISSUANCE
(Proposal 2)

As previously discussed in the Proxy Statement in Proposal 2, the Company is seeking stockholder approval relating to the issuance of its common stock to Related Party Affiliates (as defined below) in accordance with all applicable New York Stock Exchange (“NYSE”) rules. Under NYSE rules, a Related Party is defined as a director, officer or substantial security holder of the Company. Under NYSE rules, a Related Party Affiliate is defined as a subsidiary, affiliate or other closely related person of a Related Party or any company or entity in which a Related Party has a substantial direct or indirect interest.

In connection with the Company’s formation and from time to time, the Company, through its operating partnership (the “OP”), has issued OP Units to Related Party Affiliates. As disclosed in greater detail in the Proxy Statement, the Company, through its OP, has issued a total of 13,758,905.9 OP Units to the Related Party Affiliates as of the date of the Proxy Statement, which includes common units of limited partnership interests in subsidiary partnerships of the OP that may be redeemed for OP Units. This number represents substantially all of the 13,787,123 OP Units (including subsidiary partnership units) outstanding as of the date of the Proxy Statement. The remaining 28,213.70 OP Units are held by a party that is not a Related Party or a Related Party Affiliate. Additional details concerning the total number of OP Units outstanding and the terms of their redemption may be found in Note 11 to the consolidated financial statements included in the Company’s Form 10-Q filed with the SEC on April 30, 2021 as well as Note 12 to the consolidated financial statements included in the Company’s Form 10-K filed with the SEC on February 25, 2021.

As discussed in the Proxy Statement, OP Units are not convertible into shares of the Company’s common stock. However, pursuant to the partnership agreement of the OP (as amended, the “OP Agreement”), the limited partners of the OP, including the Related Party Affiliates, have the right to cause the OP to redeem their OP Units for cash or, at the Company’s election, shares of common stock on a one-for-one basis, subject to adjustment, as provided in the OP Agreement; provided that such units have been outstanding for at least one year or earlier at the discretion of the general partner following the direction and approval of the Board. Additionally, holders of subsidiary partnership units have the right to cause the applicable subsidiary partnership to redeem their subsidiary partnership units for cash, or at the OP’s election, OP Units on a one-for-one basis, subject to adjustment, as provided in the subsidiary partnership agreements; provided that such units have been outstanding for at least one year or earlier at the discretion of the general partner following the direction and approval of the Board.

The number of shares or common stock and OP Units that will be issued in connection with a redemption is subject to adjustment as set forth in the partnership agreements. The partnership agreements provide for adjustment in connection with (i) a common stock dividend or a subdivision, combination or reclassification of outstanding shares of the Company's common stock into a greater or lesser number; (ii) a subdivision or reclassification of OP Units into a greater number; (iii) an issuance to holders of shares of the Company’s common stock of rights or warrants to purchase shares of common stock at a price per share less than the applicable market price without corresponding issuance of similar rights or warrants to the holders of OP Units to purchase at a comparable price shares of the Company’s common stock or OP Units, where the Company cannot issue such rights or warrants as part of a redemption of the applicable OP Units or subsidiary partnership units; and (iv) a distribution to holders of shares of the Company’s common stock of any capital shares other than shares of common stock, evidence of its indebtedness or other assets (excluding cash dividends, distributions referred to in the preceding clause (i) or rights or warrants referred to in the preceding clause (iii)). The foregoing description of the partnership agreements is qualified in its entirety by reference to the full text of each of the partnership agreements, which are included as exhibits to the Company’s Form 10-K filed with the SEC on February 25, 2021. As of the date of the Proxy Statement and this Proxy Statement Supplement, no events have occurred that would require adjustment to the one-to-one redemption ratio. Accordingly, the Company is requesting that stockholders approve the issuance of 13,758,905.9 shares of common stock to the Related Party Affiliates, subject to adjustment.

Holders of OP Units and subsidiary partnership units, including the Related Party Affiliates, are provided a contractual right under the OP Agreement and subsidiary partnership agreements to be able to redeem their OP Units and subsidiary partnership units. This proposal does not change or alter their rights under the OP Agreement and the subsidiary partnership agreements to redeem their shares.

However, due to regulatory limitations, holders of OP Units may be unable to receive shares of the Company’s common stock in accordance with the terms of the OP Agreement. If this is the case, the Company intends to repurchase OP Units for cash and simultaneously issue shares of the Company’s common stock to any redeeming unitholder for the cash amount. As a result, the Company is requesting your approval to issue 13,758,905.9 common stock, subject to adjustment, to the Related Party Affiliates, in accordance with all applicable NYSE rules. These issuances may or may not occur, and they may occur in current and future periods.

Consequences if Stockholders Do Not Approve this Proposal

Failure to obtain stockholder approval of Proposal 2 would require that all of the OP Units that are held by Related Party Affiliates be redeemed in cash as the Company would be unable to elect to issue shares of its common stock. If the 13,758,905.9 OP Units were redeemed in cash, the Company, through the OP, would be required to pay approximately $253.2 million to the Related Party Affiliates, based on the valuation assumptions disclosed in the Company’s Form 10-Q filed on April 30, 2021. As of March 31, 2021, the Company had approximately $14.9 million in cash and cash equivalents. The Company believes it would have access to cash to satisfy the redemption obligations. However, there is a substantial risk that the terms to obtain this cash through equity or debt financing or other transactions would be on terms much less favorable to the Company and its stockholders than using common stock. There is also a risk that cash would not be available on acceptable terms, or at all. The use of cash for the redemption of OP Units could potentially increase the Company’s financing costs and reduce its liquidity. If the Company was unable to borrow or raise capital to fund the cash redemption amount, the Company may have to sell assets at an inopportune time or price. The Company’s ability to invest in new assets in the future may also be limited, which could adversely affect the Company’s profitability. In addition, the use of cash to redeem the OP Units may jeopardize the Company’s qualification as real estate investment trust as well as the Company’s exemption from the Investment Company Act of 1940. The Company also believes that failure to obtain stockholder approval of Proposal 2 could jeopardize the Company’s future financing prospects because prospective purchasers of the Company’s securities or the securities of the OP may consider the Company’s stockholders as unsupportive of financings approved by the Board, and may be reluctant to purchase securities deemed at risk of not becoming convertible in full into common stock.

In the event Company stockholders do not approve Proposal 2, the Company intends to submit a proposal to its stockholders to approve the issuance of common stock in connection with the redemption of the OP Units at each subsequent annual meeting and at one or more special meetings until Proposal 2 is approved by the Company’s stockholders.

Consequences if Stockholders Approve this Proposal

In the event that Company stockholders approve Proposal 2, the Company may elect to issue shares of the Company’s common stock on a one-for-one basis, subject to adjustment, upon the redemption by the Related Party Affiliates of the OP Units. This affords the Company flexibility to redeem OP Units for cash or shares of common stock. If the Company elected to issue common stock to redeem OP Units, the Company expects to issue whole shares of common stock and to pay cash for any fractional shares of its common stock. If the Company elected to issue shares of common stock upon the redemption by the Related Party Affiliates of all of the OP Units, the Company would issue approximately 13,758,905 shares of the Company’s common stock to the Related Party Affiliates, which represents approximately 274% of the 5,022,578 shares of common stock outstanding as of March 31, 2021, or 73% after such shares have been issued. As a result of any such issuance, existing Company stockholders will incur dilution to their voting interests and will own a smaller percentage of the Company’s outstanding common stock. In addition, such issuance could, under certain circumstances, have the effect of delaying or preventing a change in control by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control or approve amendments to the Company’s certificate of incorporation and bylaws.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. The Company’s website address is located at http://nref.nexpoint.com. Through links on the “Financials” portion of the Company’s website, the Company makes available free of charge its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, any amendments to those reports and other information filed with, or furnished to, the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. Such material is made available through the Company’s website as soon as reasonably practicable after the Company electronically files the information with, or furnishes it to, the SEC.

By Order of the Board of Directors,

Brian Mitts
Chief Financial Officer, Executive VP-Finance, Secretary and Treasurer

Dallas, Texas

May 4, 2021